Exhibit 5.1

April 4, 2007

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

Re:	Dynegy Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Dynegy Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to 340,000,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.01 per share issuable upon conversion of the shares (the “Contributor Shares”) of the Company’s Class B Common Stock, par value $0.01 per share, currently owned by the Contributors (as defined in the Plan of Merger, Contribution and Sale Agreement, dated September 14, 2006, by and among Dynegy Inc., LSP Gen Investors, L.P., LS Power Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Equity Partners, L.P., LS Power Associates, L.P., Falcon Merger Sub Co., and Dynegy Acquisition, Inc.) named as selling stockholders (the “Selling Stockholders”) in the Registration Statement.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares issuable upon the conversion of the Contributor Shares have been duly authorized and, when the Registration Statement relating to the Shares has become effective under the Act and the Shares have been issued and delivered upon conversion of the Contributor Shares in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation and sold and delivered by the Selling Stockholders as described in the Registration Statement, will have been validly issued and will be fully paid and non-assessable.

1111 Louisiana Street, 44th Floor / Houston, Texas 77002-5200 / 713.220.5800 / fax: 713.236.0822 / akingump.com

April 4, 2007

The opinions and other matters in this letter are qualified in their entirety and subject to the qualification that we express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

AKIN GUMP STRAUSS HAUER & FELD LLP